UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	FOMC	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

FOMO CORP. is referred to herein as “FOMO”, “the Company”, “we”, or “us”.

Item 1.02 Termination of a Material Definitive Agreement.

On December 31, 2021, FOMO advised the owners of LED Funding IV LLC (“LEDF”) and Lux Solutions LLC (“Lux”) that it would not be extending its Acquisition Agreements for both businesses due to market conditions in the U.S. and Puerto Rico and an inability to obtain funding for a 100% purchase of the entities, among other issues. The most original Agreement required the payment of $3 million cash, the issuance of $3 million in seller notes, consideration of six million dollars of equity and a credit line of up to $1 million. A proposed Amended Acquisition Agreement would require several hundred thousand dollars in cash to be paid to certain of the sellers, the issuance of several million dollars in seller notes, consideration of six million Series B Preferred shares convertible into six billion common shares of FOMO with a mandatory registration of some of said shares in 2022, and a credit line of up to $1 million. FOMO is in the process of raising capital to fund mergers and acquisitions and may consider revisiting a transaction or transactions with LEDF and/or Lux, subject to mutual agreement and negotiations, access to capital and market conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: January 4, 2022	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer